EXHIBIT 99.1

NEWS RELEASE

PGT Reports 2015 Fourth Quarter and Fiscal Year Results

Fourth quarter net sales increased 10 percent to $93.0 million
Full year net sales increased 27 percent to $389.8 million

VENICE, FL, February 25, 2016 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, announced financial results for its fourth quarter and fiscal year ended January 2, 2016.

“The revenue achieved in fiscal 2015 is a company record, and a level we have not seen since 2006, the peak of the housing market before the downturn,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger. “We continued to outgrow the housing market in Florida as our sales increased $83.4 million, or 27 percent, for 2015, compared to single-family housing starts, which grew 16 percent for the year, to more than 65,000, a very substantial improvement over the 4 percent growth recorded in 2014. The underlying drivers of population expansion, rational pricing, low interest rates and tight inventory is leading to a steady market recovery for both new construction and repair and remodeling activities. Entering 2016, we expect to continue the solid execution of our long-term strategy to drive organic growth and augment it with selective and accretive acquisitions.”

“As we previously announced, our Board of Directors approved a $20 million share repurchase program,” Mr. Hershberger continued. “In January, we began to repurchase shares of our common stock in open market transactions which, to-date, have aggregated 238,756 shares for a total cost of $2.3 million. Our share repurchase program demonstrates our confidence in the strength of our business and our markets.”

Jeff Jackson, PGT’s President and Chief Operating Officer, stated, “On February 16, we closed our previously announced acquisition of WinDoor, Incorporated. We could not be more pleased with adding another recognized brand to our growing portfolio of premium product offerings, and we welcome the WinDoor team to our family. WinDoor contributes top-line sales at accretive EBITDA margins, expands our addressable market into new product categories and geographies and provides us with opportunities to create jobs while over time capturing cost-saving synergies. We estimate that WinDoor’s annualized sales for 2016 will be approximately $46 million with an annual EBITDA margin of approximately 20 percent.”

Fourth Quarter 2015 Financial Highlights Versus the Prior Year Period

●	Net sales of $93.0 million, an increase of $8.3 million, or 10 percent;
●	Gross margin of 27.7 percent, compared to 28.0 percent;
●	Gross margin, as adjusted, of 30.3 percent, compared to 29.6 percent;
●	EBITDA, as adjusted, of $14.4 million, compared to $12.1 million;
●	Net income of $3.8 million, compared to $2.9 million;
●	Net income, as adjusted, of $5.8 million, compared to $4.2 million;
●	Adjusted net income per diluted share of $0.12, compared to $0.08.

Fiscal Year 2015 Financial Highlights Versus the Prior Year Period

●	Net sales of $389.8 million, an increase of $83.4 million, or 27 percent;
●	Gross margin of 30.6 percent, compared to 30.3 percent;
●	Gross margin, as adjusted, of 31.9 percent, compared to 30.8 percent;
●	EBITDA, as adjusted, of $67.4 million, compared to $46.3 million;
●	Net income of $23.6 million, compared to $16.4 million;
●	Net income, as adjusted, of $29.3 million, compared to $21.6 million;
●	Adjusted net income per diluted share of $0.58, compared to $0.43.

Brad West, PGT’s Chief Financial Officer, stated, “Our financial performance in the fourth quarter remained strong, as we leveraged higher sales to improve our adjusted gross margin. We continued to advance our Enterprise Resource Planning (ERP) systems conversion during the quarter and we experienced substantial improvement in on-time delivery, which increased to approximately 98 percent by the end of 2015, from less than 90 percent in late October.”

ERP System Update

●	Additional Insulated Glass supply for our Aluminum Assembly has been converted to the new system since our business update in early December 2015;
●	Customers are being transferred to the new system selectively to gradually transition volume in the aluminum lines;
●	We have informed customers that the new system is available, which is driving additional activity on the system. We project the last order date for the old system to be in the second quarter of 2016;
●	Recent metrics verify that the system is stable, with Insulated Glass fully satisfying current demand thus eliminating our dependence on outsourced Insulated Glass.

Other Recent Developments

●	We completed a refinancing of our existing credit facility into a new, larger credit facility with a $270 million term loan and $40 million revolving credit facility;
●
The previously announced acquisition of WinDoor closed on February 16, 2016, for an aggregate purchase price of $100.3 million, subject to finalization of net working capital. The acquisition was financed with incremental borrowing capacity available under our new credit facility and cash on hand of approximately $43 million;

First Quarter and Fiscal Year 2016 Outlook

Our 2016 outlook is based on a market growth assumption of approximately 10 percent in combined new construction and repair and remodeling activity for the year, and our expectation that we will continue to outperform the market. However, while our quoting activity remains strong, first quarter residential building activity has been soft, both nationally and in Florida. We believe market conditions will remain soft through the remainder of the quarter, but strenghthen along with quotes turning into orders beginning in the second quarter.

For the first quarter of 2016, we expect sales will be approximately $99 million. We expect sales at this level will result in an EBITDA margin of approximately 14.5 percent. Our first quarter 2016 sales estimate includes WinDoor sales from the date of the acquisition, which we estimate will be approximately $3.5 million. Historically, WinDoor’s first quarter operating results are impacted by lower seasonal sales, usually beginning in December, and the need to cover fixed costs which results in downward pressure on WinDoor’s first quarter EBITDA margins. Rebounding sales, which typically begin late in the first quarter, usually results in improved quarterly EBITDA margins for the remainder of the year.

We expect 2016 full-year sales, including the estimated sales of WinDoor from the acquisition date of approximately $42 million, to range between $460 and $475 million, representing an increase of between 18 and 22 percent, which we expect will generate consolidated EBITDA of between $80 and $90 million.

Conference Call

As previously announced, PGT will hold a conference call Thursday, February 25, 2016, at 8:30 a.m. eastern time and will simultaneously broadcast the call live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 25, 2016, at 11:30 a.m. eastern time through March 3, 2016, at 11:30 a.m. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 36876493.

The webcast will also be available on the Investor Relations section of the PGT, Inc. website, http://ir.pgtindustries.com/events.cfm.

About PGT, Inc.

PGT, INC. (NASDAQ: PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors, CGI Windows & Doors and WinDoor. PGT, Inc. holds the leadership position in its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit http://ir.pgtindustries.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our impact-resistant product lines
•	Integration of acquisition(s), including WinDoor, Incorporated
•	Product liability and warranty claims
•	Federal and state regulations, and
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q, and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and  http://www.pgtindustries.com.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the Company’s performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015

Net sales	$93,008	$84,722	$389,810	$306,388
Cost of sales	67,283	61,031	270,678	213,596
Gross profit	25,725	23,691	119,132	92,792
Selling, general and administrative expenses	17,386	15,758	68,190	56,377
Income from operations	8,339	7,933	50,942	36,415
Interest expense, net	2,918	3,151	11,705	5,960
Debt extinguishment costs	-	(204)	-	2,625
Other expenses, net	31	832	388	1,750
Income before income taxes	5,390	4,154	38,849	26,080
Income tax expense	1,616	1,233	15,297	9,675
Net income	$3,774	$2,921	$23,552	$16,405

Basic net income per common share	$0.08	$0.06	$0.49	$0.35

Diluted net income per common share	$0.07	$0.06	$0.47	$0.33

Weighted average common shares outstanding:
Basic	48,695	47,667	48,272	47,376

Diluted	50,613	49,941	50,368	49,777

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	January 2,	January 3,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$61,493	$42,469
Accounts receivable, net	31,783	25,374
Inventories	23,053	19,970
Prepaid expenses and other current assets	10,660	6,464
Total current assets	126,989	94,277

Property, plant and equipment, net	71,503	60,898
Intangible assets, net	79,311	82,724
Goodwill	65,635	66,580
Other assets, net	2,291	2,110
Total assets	$345,729	$306,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,578	$17,328
Current portion of long-term debt	1,966	1,962
Total current liabilities	21,544	19,290

Long-term debt	190,502	191,792
Deferred income taxes, net	25,894	20,796
Other liabilities	828	735
Total liabilities	238,768	232,613

Total shareholders' equity	106,961	73,976
Total liabilities and shareholders' equity	$345,729	$306,589

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$3,774	$2,921	$23,552	$16,405
Reconciling items:
System conversion costs (2)	2,241	-	3,863	-
New product launch costs (3)	242	402	1,440	402
Laminated glass line installation costs (4)	-	-	141	-
Other corporate costs (5)	686	-	958	-
Debt extinguishment costs (6)	-	(204)	-	2,625
De-designated interest rate swap (7)	-	832	-	2,020
CGI acquisition costs (8)	-	167	-	1,700
Addition of new glass processing facility (9)	-	1,160	-	1,491
Tax effect of reconciling items	(1,118)	(1,036)	(2,259)	(3,042)
Discrete item in income tax expense (10)	-	-	1,595	-
Adjusted net income	$5,825	$4,242	$29,290	$21,601

Weighted average shares outstanding:
Diluted	50,613	49,941	50,368	49,777

Adjusted net income per share - diluted	$0.12	$0.08	$0.58	$0.43

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$3,774	$2,921	$23,552	$16,405
Reconciling items:
Depreciation and amortization expense	2,876	2,396	10,421	5,980
Interest expense, net	2,918	3,151	11,705	5,960
Income tax expense	1,616	1,233	15,297	9,675
EBITDA	11,184	9,701	60,975	38,020
Add-backs:
System conversion costs (2)	2,241	-	3,863	-
New product launch costs (3)	242	402	1,440	402
Laminated glass line installation costs (4)	-	-	141	-
Other corporate costs (5)	686	-	958	-
Debt extinguishment costs (6)	-	(204)	-	2,625
De-designated interest rate swap (7)	-	832	-	2,020
CGI acquisition costs (8)	-	167	-	1,700
Addition of new glass processing facility (9)	-	1,160	-	1,491
Adjusted EBITDA	$14,353	$12,058	$67,377	$46,258
Adjusted EBITDA as percentage of net sales	15.4%	14.2%	17.3%	15.1%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 25, 2016.

(2) Operating costs and inefficiencies associated with conversion to new ERP system, of which $2.2 million is included in cost of goods sold in the three months ended January 2, 2016, and $3.8 million is included in cost of goods sold and $47 thousand is included in selling, general and administrative expenses in the year ended January 2, 2016.  Of the $2.2 million, $1.5 million relates to incremental insulated glass purchase costs, $430 thousand relates to additional material costs and $350 thousand relates to labor inefficiencies.  Of the $3.8 million, $1.9 million relates to incremental insulated glass purchase costs, $826 thousand relates to additional material costs and $1.1 million relates to labor inefficiencies.

(3) Costs associated with new product launches, of which $242 thousand and $235 thousand is included in cost of goods sold in the three months ended January 2, 2016, and January 3, 2015, respectively, $1.1 million and $235 thousand is included in cost of goods sold in the years ended January 2, 2016, and January 3, 2015, respectively, and $304 thousand and $167 thousand is included in selling, general and administrative expenses in the years ended January 2, 2016, and January 3, 2015, respectively.

(4) Costs associated with start-up of the laminated glass line, of which $141 thousand is included in cost of goods sold in the year ended January 2, 2016.

(5) Costs associated with acquisition target due diligence of $553 thousand in the three months and year ended January 2, 2016, included in selling, general and administrative expenses, other corporate costs of $133 thousand in the three months ended and $274 thousand in the year ended January 2, 2016, included in selling, general and administrative expenses, and fair value adjustments due to losses on non-hedge commodity-related contracts of $131 thousand, included in other expenses, net, in the year ended January 2, 2016.

(6) Costs and deferred financing costs write-off charges associated with the September 2014 refinancing of our then existing credit facility, which included certain estimates in the 2014 third quarter that were finalized in the fourth quarter of 2014.

(7) Charges associated with our then existing interest rate swap of $1.6 million, including $429 thousand in the 2014 fourth quarter, that was de-designated for accounting purposes in September 2014 in connection with the refinancing of our then existing credit facility, included in other expenses, net, in the three months and year ended January 3, 2015, and charges for ineffective aluminum hedges of $403 thousand in the three months ended January 3, 2015.

(8) Costs associated with the CGI Windows and Doors, Inc. acquisition, completed on September 22, 2014, included in selling, general and administrative expenses in the three months and year ended January 3, 2015.

(9) Start-up costs incurred in connection with our new glass processing facility, which began production in September 2014, included in cost of goods sold.

(10) Represents income tax expense previously classified within accumulated other comprehensive losses, relating to the intraperiod income taxes on our effective aluminum hedges. This amount, previously allocated to other comprehensive income, was reversed in the second quarter of 2015.

PGT, INC.
Combined Sales and Adjusted EBITDA 2015
(unaudited - in millions)

	Combined Results
	Sales	Adjusted EBITDA

Q1 2015 historical	$95.3	$16.2
WinDoor (1)	6.5	0.3
Combined Q1 2015	101.8	16.5

Q2 2015 historical	100.8	18.9
WinDoor (1)	12.2	3.1
Combined Q2 2015	113.0	22.0

Q3 2015 historical	100.7	17.9
WinDoor (1)	11.5	2.6
Combined Q3 2015	112.2	20.5

Q4 2015 historical	93.0	14.4
WinDoor (1)	10.6	2.5
Combined Q4 2015	103.6	16.9

2015 historical	389.8	67.4
WinDoor (1)	40.8	8.5
Combined 2015	$430.6	$75.9

(1) - WinDoor's 2015 quarterly and annual sales and adjusted EBITDA were derived from WinDoor's internally-prepared, unaudited financial statements, which were developed from its books and records and do not contain adjustments as may be needed to reflect the effects of our acquisition of WinDoor or synergies that may result from the combination of WinDoor's operations with ours, if any. The above quarterly WinDoor sales and adjusted EBITDA may not agree with the audited, historical financial statements or proforma financial statements as required pursuant to Article 11 of Regulation S-X required to be provided in the amendment of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2016, to be filed within 75 days of the acquisition date of February 16, 2016